SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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COMMVAULT SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following employee communication may be provided to stockholders of Commvault Systems, Inc. (“Commvault”).

Dear Vaulters:

Over this past weekend, I was contacted by the head of the technology practice at Elliott Management (“Elliott”), an activist investor firm, with news that Elliott has accumulated a large position of shares in Commvault. Elliott publicly announced their ownership interest in Commvault this morning and is seeking board representation.

In our initial conversation, we exchanged our views on the company and we share many of the same goals, specifically to reach Commvault’s full potential as a company and to increase stockholder value. I explained that we have a good strategy for our continued growth and profitability, and that we have taken significant steps to execute on this strategy. We expect to continue a constructive and collaborative dialog with Elliott, and I am optimistic for the future of this great company that we have built.

As a publicly-traded company, Commvault has an obligation to engage with our stockholders, something we do on a nearly continuous basis.  And while activist investors have in the past earned a reputation for being aggressive, my initial impression with Elliott is that they are prepared to work cooperatively together with us to help move the company forward. Importantly, as I noted above, we share many of the same goals.

This process will take time, and it is important for each of you to know that we will continue to operate Commvault as usual, delighting our customers and partners.  Please remain focused on our near-term business objectives and commitments, and avoid the temptation to be distracted by today’s news. We will do our best to keep you all informed on an ongoing basis as additional information becomes available.

Commvault issued a statement today in response to the Elliott announcement:

"Commvault conducts open communications with its stockholders, and the Board of Directors and management team values their input. Commvault has had initial discussions with Elliott and we go into these discussions with an open mind, a goal of enhancing stockholder value, and optimistic for Commvault’s future."

Should you be asked about the Elliott news in the normal course of business by customers, partners or others, you should refer them to our statement found on our website.  If, for some reason, there is a need to escalate a customer question about this issue, please contact Warren Mondschein or Brian Carolan.  As usual, should you be contacted by press or analysts, please refer financial analyst questions to Michael Picariello, and press or industry analyst questions to Bill Wohl.

I remain confident in Commvault’s bright future, and in each of you.  Please know that we will be sure to keep you up to date as this situation develops.  Meanwhile, let’s stay focused on a strong start to Fiscal Year 2019.

Bob

Safe Harbor Statement

Customers' results may differ materially from those stated herein; Commvault does not guarantee that all customers can achieve benefits similar to those stated above. This document may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding Commvault's beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

Additional Information

Commvault intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). COMMVAULT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Commvault with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

Commvault, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Commvault’s stockholders in connection with the matters to be considered at the 2018 Annual Meeting. Information regarding the ownership of Commvault’s directors and executive officers in Commvault stock is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in Commvault’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.